UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   Augusts 7, 2020

ACRO BIOMEDICAL CO., LTD.
(Exact name of registrant as specified in Charter)

Nevada	333-207765	47-1950356
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12175 Visionary Way, Suite 1160; Fishers, Indiana 46038

 (Address of Principal Executive Offices)

(317) 286-6788

 (Registrant’s Telephone number)

Copies to:

Asher S. Levitsky PC

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, Suite 1100

New York, New York 10105

Phone: (646) 895-7152

Fax: (212) 370-7889

E-mail: alevitsky@egsllp.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On August 7, 2020, the Company’s sole director adopted the 2020 Long-Term Incentive Plan, pursuant to which a maximum of 12,000,000 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted.  Awards under the plan may be issued to employees, directors of the Company or its affiliates or consultants.  As of the date of this report, no options, stock grants or other equity-based incentives have been granted pursuant to the plan. The plan is to be administered by a committee or, in the absence of a committee, by the board of directors.  Since the Company has one director, Pao-Chi Chu, Mr. Chu, as the sole director, will administer the plan.

On August 8, 2020, pursuant to a written consent of stockholders, executed by Pao-Chi Chu, the holder of 30,000,000 shares of common stock, representing 62.8% of the Company’s outstanding common stock, approved the 2020 Long-Term Incentive Plan and voted for the election of Pao-Chi Chu as the sole director of the Corporation, to serve in such capacity until the 2021 annual meeting of stockholders and until his successor is elected and qualified.

Mr. Chu, age 66, has been the Company’s chief executive officer, chief financial officer, president, secretary and a director since January 30, 2017. Mr. Chu has served as the chairman of Mucho Biotech Co., Ltd., Mucho Furich Co., Ltd., and Mucho Biomedical Co., Ltd., companies engaged in applications of cordyceps since 2006 and which are controlled by Mr. Chu. Mr. Chu has more than ten years of experience in the biotech industry with a focus on initiating the integration of cordyceps technology development, which includes cordyceps strains management, cordyceps cultivation, food processing and health products development. Mr. Chu is a graduate of Fu Jen Catholic University in Taipei, Taiwan.

Item 9.01 Financial Statements and Exhibits.

99.1	2020 Long-Term Incentive Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2020

	By:	/s/ Pao-Chi Chu
Pao-Chi Chu
Chief Executive Officer

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